EXHIBIT 8.1

                               OPINION OF COUNSEL
                              REGARDING TAX MATTERS




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                       GREENE RADOVSKY MALONEY & SHARE LLP
                                ATTORNEYS AT LAW
                         A LIMITED LIABILITY PARTNERSHIP
                             FOUR EMBARCADERO CENTER
                                   SUITE 4000
                          SAN FRANCISCO, CA 94111-4106
                            TELEPHONE: (415) 981-1400
                            FACSIMILE: (415) 777-4961


                                  June 2, 2003



ICON Capital Corp.
100 Fifth Avenue, Tenth Floor
New York, NY 10011

Ladies and Gentlemen:

         You have asked for our opinion as to certain federal income tax issues associated with the formation and operation of ICON Income Fund Ten, LLC, a Delaware limited liability company (the "Company"), formed pursuant to the Operating Agreement, dated as of January 2, 2003, as amended (the "Operating Agreement"), among ICON Capital Corp., a Connecticut corporation, as manager (the "Manager"), and such additional Members as may be subsequently admitted to the Company. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Operating Agreement.

         We have participated in the preparation of the registration statement on Form S-1 (such registration statement, as amended, being referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof covering the issuance of up to an aggregate of 150,000 shares (the "Shares") of limited liability company interests in the Company.

         In rendering the opinions set forth herein, we have examined originals or copies of (1) the Certificate of Formation of the Company as filed with the Delaware Secretary of State on January 2, 2003, (2) the Operating Agreement, (3) the Registration Statement and its enclosures, including the prospectus (the
"Prospectus"), and (4) such other instruments and documents as we deemed necessary as a basis for the opinions set forth herein, and we have assumed the accuracy of the facts set forth in the Prospectus. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also relied, with your consent and without independent investigation, on your representations that:

         (a) The Company will be operated in accordance with the provisions of the Delaware Limited Liability Company Act and with the Operating Agreement.

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         (b) The Operating  Agreement will remain in  substantially  its current form, and will not be further amended in any material respect.

         (c) The activities and operations of the Company will be conducted in the manner described in the Prospectus.

         (d) The Manager will prohibit any transfer of Shares which will result in more than 2% of capital or profits in the Company being sold or otherwise disposed of in any one taxable year in a manner which would violate the 2% "safe harbor" set forth in Treasury Regulation Section 1.7704-1(j).

         (e) The Manager will not make any filing with the Internal Revenue Service (including Form 8832) whereby an election is made to cause the Company to be treated as a corporation for federal income tax purposes.

         We express no opinions as to any federal income tax issue or other matter except as set forth below, and our opinions are based upon the facts as set forth in the Registration Statement and Prospectus. Accordingly, we express no opinion as to tax matters that may arise if, for example, the facts are not as set forth in the Registration Statement and Prospectus, if the Operating Agreement is not followed according to its terms or if the representations made by you are not correct. After reasonable inquiry, we are not aware, however, of any facts inconsistent with the representations set forth above.

         In addition to being based on certain representations by you as set forth above, our opinions are based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, rulings, procedures, and other pronouncements published by the IRS and judicial decisions. Such laws, regulations, rulings, pronouncements and case law are subject to change (possibly with retroactive effect) and reinterpretation at any time, and such change may adversely affect the continuing validity of the opinions set forth below.

         Subject to the limitations and qualifications described herein, we are of the opinion that:

         1. The Company will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation. As such, the Members, and not the Company, have the obligation to pay federal income tax on the Profits (to the extent of each Member's allocated share) and, except as otherwise described below, can deduct the Losses (again to the extent of each Member's allocated share).

         Each Member's ability to deduct his or her share of Losses is subject to the passive activity loss rules, which are discussed in paragraph 2, below, and the "at-risk" rules, which are discussed in paragraph 3, below. Furthermore, Members may deduct their share of Losses only to the extent of their tax basis in their Shares. Initially, a Member's tax basis is the amount of his or her Capital Contribution. Tax basis is then increased by a Member's share of Profits and increases in nonrecourse debt of the Company. A Member's tax basis is reduced by the amount of cash distributions received, the allocated share of Losses and any reductions in his or her share of the nonrecourse debt of the Company.

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         Members will be required to report their share of the Company's Profits and Losses on their federal tax returns. The Company will file an informational return with the Service, but will have no federal income tax liability.

         2. The Profits and Losses derived from the Company's leasing activities (and each Member's share thereof) will be subject to the passive activity rules set forth in Section 469 of the Code and the Treasury Regulations issued thereunder. Our opinion does not apply to any Company Profit attributable to:
(i) the investment of Company funds in liquid or temporary investments prior to the purchase of Equipment or Leases (as such are defined in the Operating
Agreement and referred to collectively herein as "Equipment"), (ii) the investment, in interest-bearing accounts or otherwise, of amounts held by the Company as working capital, security deposits, or in reserve, or (iii) Equipment with respect to which the Company is determined not to be the owner for federal income tax purposes. The passive activity loss rules limit Members deductions of their passive activity losses to their passive activity income in any given year; Members cannot offset ordinary or portfolio income with passive losses. If a Member's share of the Company's passive losses is greater than the Member's passive income, the Member will have a suspended loss, which cannot be deducted in the year incurred. Members, however, can carry the suspended loss forward indefinitely to offset any passive activity income derived in future years, whether from the Company or another passive activity. Additionally, any suspended losses generally may be deducted against non-passive income when Members recognize a gain or loss from the sale of all of their Shares.

         3. A Member will be considered "at-risk," for purposes of Section 465 of the Code, in any taxable year with respect to the Company in an amount equal to (i) the Capital Contributions of such Member (provided that funds for such Capital Contributions are not from borrowed amounts other than amounts: (A) for which the Member is personally liable for repayment, or (B) for which property other than Shares is pledged as security for such borrowed amounts, but only to the extent of the fair market value of such pledged property), less: (ii) the sum determined on a cumulative basis of (A) the total Losses which have been allowed as deductions to the Member under the at-risk rules and (B) cash distributions received by the Member, plus (iii) the Member's distributive share, determined on a cumulative basis, of total Profits of the Company. Any unused Losses may be carried forward indefinitely until the Member has sufficient at-risk amounts in the Company so as to be able to utilize the Losses.

         We have reviewed the discussion set forth in the Prospectus under the headings "RISK FACTORS," "FEDERAL INCOME TAX CONSEQUENCES" and "INVESTMENT BY QUALIFIED PLANS AND IRAS." To the extent such discussion contains statements or conclusions of law, we are of the opinion that, subject to the qualifications contained in such discussion relating to issues as to which we decline to opine and the reasons therefor, such statements and conclusions are correct.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the use of our name in the Prospectus under the captions "Federal Income Tax Consequences" and "Legal Matters." In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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         The  foregoing  opinions are limited to the federal  income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality, or foreign country. We undertake no obligation to update the opinions expressed herein after the date of this letter.

                                     Very truly yours,

                                  By /s/ GREENE RADOVSKY MALONEY & SHARE LLP
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                                     GREENE RADOVSKY MALONEY & SHARE LLP


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